EXHIBIT 3.1


                              AMENDED AND RESTATED

                           CERTIFICATE OF DESIGNATION

                          OF SERIES M PREFERRED SHARES

                                  OF BICO, INC.

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             Pursuant to Section 15.Pa. C. S ss.1522 of the State of
                                  Pennsylvania
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        The holders of the Series M Preferred Shares par value $0.0001 (the
"Preferred Shares") of BICO, INC. (the "Company") shall have the following rights and preferences:

     1. Designation and Amount. The number of shares constituting the series of Preferred Shares shall be 125,470,031 which number may be increased (but not above the total number of authorized shares of Preferred Shares) or decreased (but not below the number of shares of Preferred Shares then outstanding) by resolution of the Board of Directors.

     2. Voting.

     (a) Each issued and outstanding Preferred Share shall be entitled to the number of votes equal to the number of shares of Common Shares into which each such Preferred Share is convertible, at each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors. Except as provided by law, holders of Preferred Shares shall vote together with the holders of Common Shares as a single class.

     (b) The Company shall not amend, alter or repeal the preferences, special rights or other powers of the Preferred Shares so as to affect adversely the Preferred Shares, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such adversely affected Preferred Shares, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

     3. Mandatory Conversion.

     (a) Each Preferred Share shall automatically be converted into thirteen and fifteen one-hundredths (13.15) shares of common stock of the Company ("Common Share"), twenty five percent (25%) of the Preferred Shares shall convert on November 30, 2007, and an additional twenty-five percent shall convert on each of January 31, 2008, March 31, 2008 and May 31, 2008. On or before the date fixed for conversion, each holder of Preferred Shares shall surrender his or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of Common Shares to which such holder is entitled pursuant to this
Section 3. On the date fixed for conversion, all rights with respect to the Preferred Shares so converted will terminate, except only the rights of the

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holders thereof, upon surrender of their certificate or certificates therefore, to receive certificates for the number of Common Shares into which such Preferred Shares has been converted. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his attorneys duly authorized in writing. All certificates evidencing Preferred Shares which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Common Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Preferred Shares as aforesaid, the Company shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full Common Shares issuable on such conversion in accordance with the provisions hereof.

     IN WITNESS WHEREOF, BICO, INC. has caused this Certificate of Designation of the Preferred Shares to be signed and attested to by its duly authorized officers as of the 30 day of March, 2005.

                                            BICO, INC.

                                            By:  /s/  Richard M. Greenwood
                                               --------------------------------
                                            Name:     Richard M. Greenwood
                                            Title:    Chief Executive Officer

ATTEST:



By:  /s/  Richard Rundles
   ----------------------------------------
Name:     Richard Rundles
Title:    Executive Vice President

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